Exhibit 99.1
777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

Progenics Pharmaceuticals Announces Key Strategic Hire
Tarrytown, N.Y., July 1, 2013 — Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced the appointment of Hagop Youssoufian, MD, as Executive Vice President, Research & Development. Dr. Youssoufian will oversee the Company's global research and development efforts and will be instrumental in driving the strategic trajectory of the Company's development stage oncology assets.
"I am pleased to have Dr. Youssoufian join our experienced team at Progenics as we move three late stage clinical oncology programs forward towards commercialization," said Mark Baker, CEO of Progenics. "Hagop brings to Progenics a wealth of healthcare industry experience and knowledge that will support and further our mission to become a pre-eminent oncology company."
Prior to joining Progenics Dr. Youssoufian held increasingly senior roles with global responsibilities in the pharmaceutical industry. Most recently, he was President, Research & Development and Chief Medical Officer at Ziopharm Oncology. Prior to joining Ziopharm, Dr. Youssoufian worked at Imclone Systems, Sanofi Aventis and Bristol-Myers Squibb.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development.  Progenics first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in Phase II clinical trials. Its late stage ultra-orphan drug candidate, Azedra, was filed under an SPA which may facilitate fast-tracked approval and commercialization. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co., is developing Relistor® in Japan. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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